Michael S. Krome, P.C.
                                Attorney-at-Law
                            110 Smithtown Boulevard
                           Nesconset, New York 11767

Tel:   (631)979-5044
Fax:   (631)863-9899

Ronald Krome
Legal Assistant

                                                                 August 17, 2000

Universal Media Holdings, Inc.
110 Smithtown Boulevard
Nesconset, New York 11767

Dear Sirs:

     You have requested an opinion with respect to certain matters in connection with the filing by Universal Media Holdings, Inc., (the "Company") of a Registration Statement on Form S-8 (the "Registration Statement with the Securities and Exchange Commission, covering the registration of 100,000 shares of the Company's Common Stock, par value $0.001 per share (the "Shares"), for issuance pursuant to a Consulting Agreement, dated August 15, 2000, with Michael Margolies (the "Agreement").

     In connection with this opinion, we have examined and relied upon the Company's Amended Articles of Incorporation and By-Laws, the Minutes of the Meetings of the Board of Directors of the Company as well as the originals and copies, certified to my satisfaction, of such records, documents certificates, memoranda and other instruments as in my judgment are necessary or appropiate to enable me to render the opinion contained herein. I have assumed the genuineness and authenticity of all documents submitted to me as originals, the conformity to the originals of all documents submitted to me as copies thereof and the due execution, delivery or filing of documents, where such execution, delivery or filing are a prerequisite to the effective thereof.

     On the basis of the foregoing, and in reliance thereon, we are of the opinion that the Shares, when sold and issued in accordance with the Registration Statement and the Consulting Agreement, will be validly issued, fully paid and nonassessable shares of the Common Stock of the Company.

     We consent to the filing of this opinion as an exhibit to the Registration Statement.

                                                        Very truly yours,

                                                        /s/  Michael S. Krome
                                                       -------------------------
                                                             Michael S. Krome